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CENTRAL HUDSON GAS & ELECTRIC CORPORATION                             EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES
 AND PREFERRED DIVIDENDS

                                                           1999                               Year Ended December 31,
                                                                         (Thousands of Dollars)
                                               3 Months   6 Months  12 Months       1998          1997(1)        1996(1)        1995
                                                Ended       Ended     Ended
                                               June 30     June 30   June 30
                                              ---------   --------- ---------
   Earnings:

A.  Net Income                                $  9,437     $ 28,541  $ 51,877    $ 52,544       $ 55,086       $ 56,082     $ 52,722
B.  Federal Income Tax                           5,465       16,628    29,483      28,627         26,237         31,068       28,687
                                              --------     --------  --------    --------       --------       --------     --------
C.  Earnings before Income Taxes              $ 14,902     $ 45,169  $ 81,360    $ 81,171       $ 81,323       $ 87,150     $ 81,409
                                              ========     ========  ========    ========       ========       ========     ========
D.  Fixed Charges
     Interest on Mortgage Bonds                  3,206        6,646    13,753      14,225         14,237         15,112       16,862
     Interest on Other Long-Term Debt            2,541        4,918     9,457       8,890          8,860          8,505        9,063
     Other Interest                              1,036        2,134     4,003       3,639          2,647          2,626        1,917
     Interest Portion of Rents                     248          503       999       1,004          1,020          1,094        1,522
     Amortization of Premium & Expense
      on Debt                                      228          464       935         924            906            940        1,069
                                              --------     --------  --------    --------       --------       --------     --------
                                                 7,259       14,665    29,147      28,682         27,670         28,277       30,433
                                              --------     --------  --------    --------       --------       --------     --------
E.  Total Earnings                            $ 22,161     $ 59,834  $110,507    $109,853       $108,993       $115,427     $111,842
                                              ========     ========  ========    ========       ========       ========     ========
   Preferred Dividend Requirements:
F.  Allowance for Preferred Stock
     Dividends Under IRC Sec 247              $    807     $  1,615  $  3,230    $  3,230       $  3,230       $  3,230     $  4,903
G.  Less Allowable Dividend Deduction               32           64       127         127            127            127          528
                                              --------     --------  --------    --------       --------       --------     --------
H.  Net Subject to Gross-up                        775        1,551     3,103       3,103          3,103          3,103        4,375
I.  Ratio of Earnings before Income
     Taxes to Net Income (C/A)                   1.579        1.583     1.568       1.545          1.476          1.554        1.544
                                              --------     --------  --------    --------       --------       --------     --------
J.  Pref. Dividend (Pre-tax) (HxI)               1,224        2,455     4,865       4,794          4,580          4,822        6,755
K.  Plus Allowable Dividend Deduction               32           64       127         127            127            127          528
                                              --------     --------  --------    --------       --------       --------     --------
L.  Preferred Dividend Factor                    1,256        2,519     4,992       4,921          4,707          4,949        7,283
M.  Fixed Charges (D)                            7,259       14,665    29,147      28,682         27,670         28,277       30,433
                                              --------     --------  --------    --------       --------       --------     --------
N.  Total Fixed Charges
     and Preferred Dividends                  $  8,515     $ 17,184  $ 34,139    $ 33,603       $ 32,377       $ 33,226     $ 37,716
                                              ========     ========  ========    ========       ========       ========     ========
O.  Ratio of Earnings to Fixed
    Charges (E/D)                                 3.05         4.08      3.79        3.83           3.94           4.08         3.68
                                              ========     ========  ========    ========       ========       ========     ========
P.  Ratio of Earnings to Fixed Charges
    and Preferred Dividends (E/N)                 2.60         3.48      3.24        3.27           3.37           3.47         2.97
                                              ========     ========  ========    ========       ========       ========     ========

    (1)Restated to properly reflect the exclusion of AFUDC from fixed charges.


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